Exhibit 10.5

Execution Version

June 28, 2021

DFP Healthcare Acquisitions Corp.

780 Third Avenue, 37th Floor
New York, NY 10017

Re: DFP Healthcare Acquisitions Corp.

Ladies and Gentlemen:

This consent and waiver letter (this “Consent and Waiver Letter”) is being executed and delivered in connection with the proposed Merger Agreement, dated as of the date hereof, by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), Orion Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company, Orion Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company and TOI Parent, Inc., a Delaware corporation (“TOI Parent”) (in the form attached hereto as Exhibit A, without giving effect to any material amendment, waiver or modification thereto, the “Merger Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings given thereto under the Merger Agreement.

In consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition to the Company’s entry into the Merger Agreement, the parties hereto agree as set forth below:

1.	Deerfield Letter Agreement

Reference is made to that certain Letter Agreement, dated as of August 7, 2020 (the “August 7 Letter Agreement”), by and between the Company and Deerfield Private Design Fund IV, L.P. (“Deerfield”). Pursuant to the terms of the August 7 Letter Agreement, the Company agreed to not consummate its initial Business Combination (as defined in the August 7 Letter Agreement) without the consent of Deerfield.

Deerfield hereby consents, solely for purposes of the August 7 Letter Agreement, to the consummation of the Business Combination and the transactions contemplated thereby, in each case, as contemplated by the Merger Agreement.

2.	Company Charter

Further reference is made to the Second Amended and Restated Certificate of Incorporation of the Company, dated as of March 10, 2020 (the “Company Charter”). Pursuant to Section 4.3(b)(ii) of the Company Charter, in the case that shares of Class A Common Stock (as defined in the Company Charter) or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination (as defined in the Company Charter), all issued and outstanding shares of Class B Common Stock (as defined in the Company Charter) shall automatically convert into shares of Class A Common Stock at the time of the closing of the such initial Business Combination and the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock shall be adjusted as set forth therein.

Simultaneously with, and conditioned upon, the consummation of the Business Combination contemplated by the Merger Agreement, pursuant to the terms thereof, DFP Sponsor LLC (the “Sponsor”), which represents that it is the holder of a majority of the Class B Common Stock outstanding, hereby waives, in accordance with Section 4.3(b)(ii) of the Company Charter, to the fullest extent permitted by law and the Company Charter, any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Company Charter that would, as a result of the consummation of the Business Combination or the transactions contemplated by the Merger Agreement, including the issuance of the Closing Share Consideration, the issuance, if at all, of Earnout Shares or the PIPE Investment, in each case, cause the Class B Common Stock to convert to Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination contemplated by the Merger Agreement.

3.	Pre-Closing Waiver of Redemption Rights

Each of Deerfield and Deerfield Partners, L.P. (“Deerfield Partners” and, together with the Sponsor and Deerfield, the “Deerfield Holders”) covenants and agrees that it shall not, at any time prior to the earlier of the Closing or the termination of the Merger Agreement in accordance with Article XI, redeem any of the 2,500,000 shares (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events) of Common Stock included in the units of the Company purchased by such Deerfield Holder in the Company’s initial public offering.

4.	Exchange

From and after the date hereof, each of the Deerfield Holders, on the one hand, and the Company, on the other, shall use its reasonable best efforts to, as soon as practicable after the date hereof and in any event within thirty (30) days of the date hereof, (a) negotiate and mutually agree to a Series A Common Equivalent Certificate of Designation, Preferences and Rights on substantially the terms and conditions set forth in the summary of terms attached hereto as Exhibit B (the “Series Certificate of Designation” and the shares of capital stock issuable thereunder, “Series A Common Equivalent Preferred Stock”), (b) upon agreement thereof, file the Series A Certificate of Designation with the Secretary of State of the State of Delaware, and (c) negotiate and enter into an agreement (the “Exchange Agreement”) to be entered into between the Company and each Deerfield Holder providing for the exchange, to occur immediately prior to the consummation of the Mergers, of such number of shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), beneficially owned by such Deerfield Holder as of the time of the consummation of such exchange (the “Exchange Shares”) for shares of Series A Common Equivalent Preferred Stock (with each 100 shares of Common Stock being exchanged for one share of Series A Common Equivalent Preferred Stock), such that immediately following such exchange and the consummation of the transactions contemplated by the Merger Agreement, including the Mergers and the PIPE Investment, the Deerfield Holders, collectively, will hold an aggregate number of outstanding shares of Class A Common Stock that represents 4.5% of the then outstanding shares of Class A Common Stock (allocated among the Deerfield Holders based upon the number of Exchange Shares exchanged by each of them, as shall be determined by the Deerfield Holders in their discretion), and each of the Deerfield Holders and the Company shall use their reasonable best efforts to consummate the transactions contemplated by the Exchange Agreement (the “Exchange”) immediately prior to the consummation of the Mergers. The Company represents, warrants, acknowledges and agrees that (i) for purposes of Rule 144 under the Securities Act, each Deerfield Holder’s holding period for the shares of Series A Common Equivalent Preferred Stock issued to such Deerfield Holder in the Exchange, and any shares of Class A Common Stock issued upon the conversion thereof, shall be deemed to have commenced on the date such Deerfield Holder acquired the Exchange Shares from the Company or an affiliate of the Company (or such earlier date as may be permitted pursuant to Rule 144 under the Securities Act) and, in the case of shares of Series A Common Equivalent Preferred Stock, and any shares of Class A Common Stock issued upon the conversion thereof, issued to any Deerfield Holder in exchange for any Exchange Shares acquired by such Deerfield Holder in the Company’s initial public offering, shall take on the registered/unrestricted character of such Exchange Shares; (ii) the consummation of the Exchange, the issuance of shares of Series A Common Equivalent Preferred Stock pursuant to the Exchange and the issuance of shares of Class A Common Stock upon the conversion of the Series A Common Equivalent Preferred Stock in full (without regard to any limitation on the conversion thereof) shall not require the approval or consent of stockholders or of TOI Parent (or any affiliate thereof) under the Company Charter, the Company’s Bylaws, the Merger Agreement, the DGCL, Nasdaq listing rules or otherwise or any PIPE Investor or other third party, and (ii) the Exchange and the issuance of any other securities to any Deerfield Holders shall be approved by the Company’s board of directors for purposes of Rule 16b-3 under the Exchange Act and shall therefore be exempt from the liability provision of Section 16(b) of the Exchange Act. Each waiver or consent of any Deerfield Holder hereunder is subject to, and conditioned upon, the accuracy of the Company’s representations and warranties, and the Company’s performance of its obligations, under this Section 4.

5.	Miscellaneous

Except as expressly set forth in this Consent and Waiver Letter, the terms of the August 7 Letter Agreement and the Company Charter remain in full force and effect, without modification or waiver thereof.

This Consent and Waiver Letter and the obligations of each party hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

TOI Parent shall be deemed a third party beneficiary hereof and shall be entitled to rely and enforce the consents, agreements and waivers given hereunder.

The parties hereto may not amend, modify or waive any rights or conditions of this Consent and Waiver Letter, except by a written instrument executed by all parties hereto and TOI Parent.

This Consent and Waiver Letter may be executed and delivered in one or more counterparts (including by facsimile, electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

This Consent and Waiver Letter shall be binding on the parties hereto and each of their permitted successors and assigns.

This Consent and Waiver Letter shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Consent and Waiver Letter shall be brought and enforced in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in Wilmington, Delaware, or solely if such courts decline jurisdiction, in any state courts located in Wilmington, Delaware), and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have caused this Consent and Waiver Letter to be executed as of the date first written above.

Deerfield PRIVATE Design Fund IV, L.P.

By:	Deerfield Mgmt IV, L.P. General Partner

By:	J.E. Flynn Capital IV, LLC General Partner

By:	s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DFP Sponsor LLC

By:	s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Manager

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P. General Partner

By:	J.E. Flynn Capital, LLC General Partner

By:	s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Acknowledged and Agreed:

DFP HEALTHCARE ACQUISITIONS CORP.

By:	s/ Christopher Wolfe
Name:	Christopher Wolfe
Title:	Chief Financial Officer

[Signature page to Deerfield Consent and Waiver]

Exhibit A

Merger Agreement

EXHIBIT B

Series A Common Equivalent Preferred Stock

DFP Healthcare Acquisitions Corp.

Subject	Summary
Par Value	$0.0001 per share
Dividends and Distributions	Pro rata on an as-converted basis with the Class A Common Stock, without giving effect to Blocker/Beneficial Ownership Limitation. No other dividends.
Voting Rights

No voting rights, except for the following or as otherwise required by law

Approval of a majority of the outstanding shares of Series A is required to:

•      Alter rights, powers, preferences, etc. of Series A

•      Increase authorized shares of Series A

•      Amend charter or bylaws in a manner adverse to the rights (other than voting rights) of the Series A relative to the rights of the holders of common stock

•      Amend the Series A Certificate of Designation

Liquidation Rank	Senior to all common stock, junior to any series of preferred stock designated as senior to the Series A Common Equivalent Preferred Stock
Liquidation Preference	Preference: $0.0001 per share, plus any declared but unpaid dividends Following payment of the preference, participates ratably with the common stock on an as-converted basis
Optional Conversion

Convertible at the Holder’s option at any time into 100 shares of Class A Common Stock per share of Series A Common Equivalent Preferred Stock, subject to the Blocker/Beneficial Ownership Limitation

Class A Common Stock must be delivered within the standard settlement period (currently two (2) trading days) after delivery of a conversion notice, consistent with the provisions in the Series A Common Equivalent Preferred Certificate of Designations

Blocker/Beneficial Ownership Limitation	4.9% of the total number of shares of common stock then outstanding

Subject	Summary
Fractional Shares	No fractional shares of Class A Common Stock will be issued upon conversion – fractional shares will be rounded up to the next whole share
Adjustments to Conversion Rate

In the case of stock dividends, subdivisions of stock, combinations of stock, reclassifications of stock, in each case, with respect to Class A Common Stock, the conversion rate will be multiplied by the following fraction: A/B

•     A = # of shares of Class A Common Stock outstanding immediately after such event

•     B = # of shares of Class A Common Stock outstanding immediately after such event

Fundamental Transactions

In the case of mergers, consolidations, sales of substantially all assets, tender or exchange offers or other fundamental transactions involving the Class A Common Stock, holders of Series A are entitled to receive consideration they would have been entitled to receive if converted to Class A Common Stock immediately prior to such transaction, without giving effect to Blocker/Beneficial Ownership Limitation.